EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION ANNOUNCES CLOSING
OF $460 MILLION SENIOR SECURED NOTES OFFERING

LINCOLNSHIRE, ILLINOIS, September 30, 2009 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, announced today that it has closed an offering of $460 million of its 10.625 percent senior secured notes due 2015.  The net proceeds of the notes will be used to refinance existing indebtedness, including the repayment of all borrowings outstanding under the company’s former credit and securitization facilities, to repurchase in the open market approximately $30 million in aggregate principal amount of the company’s senior subordinated notes due 2015 and, together with an initial borrowing under a new $175 million secured credit facility, to pay transaction and related costs.

The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.  The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold within the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products.  Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others.  Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute ‘forward-looking’ statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements relate to our expectations concerning the notes offering and a new secured credit facility, including without limitation the application of the proceeds from these transactions.  As such, they are subject to certain risks and uncertainties and speak only as of the time when made, and we assume no obligation to update them.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted depending on a variety of factors, including but not limited to market conditions for corporate debt generally and for the company’s debt in particular.  Our business generally is subject to other risks and uncertainties as described in our public reports filed with the Securities and Exchange Commission, including under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as updated by subsequent Quarterly Reports on Form 10-Q, as well as other risks and uncertainties detailed from time to time in the company’s SEC filings.

For further information:

Rich Nelson Media Relations (847) 484-3030	Jennifer Rice Investor Relations (847) 484-3020